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                                                                  Exhibit 10.18
                             AGREEMENT TO TERMINATE

                           FUNDING AND LOAN AGREEMENT

         This Termination Agreement is made this 10th day of March, 1998, by and between the United Auburn Indian Community, 661 Newcastle Road, #1, Newcastle, California 95658, a federally recognized Indian Tribe (hereinafter "Auburn" or the "Community") and Table Mountain/ACES Joint Venture, a joint venture between American Casino Enterprises, Inc., 6243 Industrial Road, Las Vegas, Nevada 89918, a Nevada corporation, and the Table Mountain Band of indians of the Table Mountain Rancheria, P.O. Box 410, Friant, California 93623, a federally recognized Indian Tribe (hereinafter "Lender").


                                    RECITALS

         WHEREAS, the Community and Lender entered into a Funding and Loan Agreement on February 1, 1996, which provided that Lender would lend to Community up to Fifteen Million Dollars ($15,000,000.00) for various purposes including the acquisition of land and the construction of a tribal gaming enterprise; and

         WHEREAS, Lender advanced to the Community the principal sum of Four Hundred Thirteen Thousand, Three Hundred Twelve Dollars and Fifty-Four Cents ($413,312.54) pursuant to a line of credit Promissory Note which provides for repayment of principal and interest to begin following the commencement of the official opening of the gaming enterprise; and

         WHEREAS, the Lender retained the right, during the term of the Funding and Loan Agreement, to terminate its obligation to fund the loan under that Agreement; and

         WHEREAS, no land has been acquired and the gaming enterprise has not been constructed; and

         WHEREAS, Lender desires to terminate the Agreement and all obligations it has under the Funding and Loan Agreement.

         NOW, THEREFORE, it is agreed as follows:

         1. The Funding and Loan Agreement is terminated effective the date of this Termination Agreement.

         2.       The Community will execute and deliver to Lender a Promissory
Note in the form attached hereto as Exhibit "A" which provides that the Community will repay to Lender the principal sum of Four Hundred Thirteen Thousand, Three Hundred Twelve Dollars and Fifty-Four Cents ($413,312.54), together with all interest earned by the Community after payment of all operating costs, management

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and/or consulting fees and the amortization of any land acquisition costs, construction costs and attorney's fees, provided that payments shall begin only after the gaming enterprise net income has exceeded Five Hundred Thousand Dollars ($500,000.00) in six (6) consecutive months. Payments shall first be credited to interest and then to principal provided that the maximum payable in any one (1) month will be twenty-five percent (25%) of the Community's net income during that month or Two Hundred Thousand Dollars ($200,000.00), whichever is less.

         3. Lender hereby relinquishes, waives, abandons and gives up any rights or claims it might otherwise have under the Funding and Loan Agreement or any agreement executed to effectuate the terms and conditions of that Funding and Loan Agreement.

         4. The Community hereby relinquishes, waives, abandons and gives up any and all claims it might otherwise have under the Funding and Loan Agreement against the Lender.

         WHEREFORE, this Agreement is effective the date first above written.

                                             UNITED AUBURN INDIAN COMMUNITY,
                                             a federally recognized Indian Tribe


                                             /s/ Jessica Tavares
                                             -----------------------------
                                             By Jessica Tavares, President



                                             TABLE MOUNTAIN/ACES JOINT VENTURE



                                             /s/ Ronald J. Tassinari
                                             -----------------------------
                                             By Ronald J. Tassinari




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                                  EXHIBIT "A"

                                PROMISSORY NOTE



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                                PROMISSORY NOTE

$413,312.54                                                       March 10, 1998


     FOR VALUE RECEIVED, the United Auburn Indian Community, a federally recognized Indian tribe ("Maker"), promises to pay to Table Mountain/ACES Joint Venture, or order ("Holder"), at Table Mountain Casino, 8184 Table Mountain Road, Post Office Box 445, Friant, California 93626, or at such other place as Holder may designate in writing, the principal balance of Four Hundred Thirteen Thousand, Three Hundred Twelve Dollars and Fifty-Four Cents ($413,312.54), plus interest on the principal balance from time to time outstanding, calculated on a daily basis (based on a 360-day year), at the rate of interest per annum which is one and one-half (1.5) percentage points greater than the rate of interest publicly announced, quoted or published by Wells Fargo Bank, from time to time, at its Sacramento, California office as its "Prime Rate" ("Stated Interest"), adjusted quarterly, commencing on the date identified as the commencement date in paragraph (a) immediately below, principal and interest payable as follows:

     (a) Fully amortizing payments of principal and interest shall be paid monthly, commencing on the first day subsequent to the date that the Maker's gaming enterprise has earned Five Hundred Thousand Dollars ($500,000.00), net income to the Maker, for each of six (6) consecutive months, and continuing on the first (1st) of each month thereafter at the rate of Two Hundred Thousand Dollars ($200,000.00) per month or twenty-five percent (25%) of the Maker's net monthly income from the gaming enterprise, whichever is less, until the principal and interest are paid in full.

     (b) If during any month following the Maker's earning net income in excess of Five Hundred Thousand Dollars ($500,000.00) from its gaming enterprise for six (6) consecutive months, the Maker's net income from the gaming enterprise drops below Five Hundred Thousand Dollars ($500,000.00) then the payment of the interest and principal then due on this Note, if any, shall be excused that month and no payment shall be made until the net income to Maker from its gaming enterprise exceeds Five Hundred Thousand Dollars ($500,000.00).

     (c) Maker shall have the right to pay all or any portion of this Promissory Note without penalty.

     (d) This Promissory Note is not secured.

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         (e) This Promissory Note shall be construed in accordance with and governed by federal law, and to the extent not inconsistent therewith, the laws of the State of California.

         IN WITNESS WHEREOF, Maker has executed this Promissory Note at Sacramento, California, this 10th day of March, 1998.



                                    MAKER:

                                    UNITED AUBURN INDIAN COMMUNITY,
                                    a federally recognized Indian Tribe


                                    /s/ Jessica Tavares
                                    -----------------------------
                                    By Jessica Tavares, President